DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM:DNBF)

DNB Financial Corporation Increases Quarterly
 Cash Dividend 40% to $.07 Per Share

(February 28, 2013-- Downingtown, PA) The Board of Directors of DNB Financial Corporation  (Nasdaq: DNBF), parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region, has voted to increase DNB's quarterly cash dividend 40% to $.07 per common share from the previous rate of $.05 per common share. The new rate will go into effect with the next payment on March 20, 2013, payable to stockholders of record as of March 8, 2013.

"We are pleased to reward our shareholders with another dividend increase, which underscores our confidence in DNB's growth prospects and our strong capital position," said William S. Latoff, Chairman and CEO.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First, in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.